EXHIBIT 10.113

STRAIGHT NOTE

$2,176,249	South El Monte, California	September 1, 2004

For value received, Lee Pharmaceuticals promises to pay Mark DiSalvo or order, at South El Monte, California the sum of TWO MILLION ONE HUNDRED SEVENTY-SIX THOUSAND TWO HUNDRED FORTY NINE DOLLARS, with interest from September 1, 2004, on unpaid principal at the one month LIBOR rate; interest is payable monthly, commencing on October 1, 2004.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month and payable monthly.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, Lee Pharmaceuticals promises to pay such sum as the Court may fix as attorney’s fees.  This note is secured by the trademarks on the product brands Sloans, Cope, Saxon, Aloe E, Bikini Bare, Aquafilter, Peterson’s Ointment, EVAC-U-GEN, Cheracol, Zonite, Rose Milk, Femiron, One Step at a Time, Unguentine & Unguentine Plus, Cankaid, Sayman, Medicone, OraStat, Black Draught, Take-Off, Brush ‘n Floss, Perma-Grip, Sigtab, Citrocarbonate, Serutan, Lee, Lee Nails and Fancy Fingers.

This note cancels and replaces the previous eleven (11) notes which were outstanding.

This note is due and payable on December 1, 2005.

SEPTEMBER 1, 2004	RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

SEPTEMBER 1, 2004	MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals – Michael L. Agresti